Exhibit 99.1
DOLLAR TREE, INC. ANNOUNCES PROMOTION OF GARY PHILBIN TO PRESIDENT AND CHIEF OPERATING OFFICER
CHESAPEAKE, VA - June 10, 2013 - Dollar Tree, Inc. (Nasdaq: DLTR), North America's leading operator of discount variety stores selling everything for $1 or less, announced the promotion of Gary Philbin, age 56, to the position of President and Chief Operating Officer, effective June 10, 2013. He has served as Chief Operating Officer since 2007.
Bob Sasser continues to lead the Company as its Chief Executive Officer.
“I am thrilled to have Gary assume this new role,” said Bob Sasser. “As Chief Operating Officer, he has demonstrated outstanding leadership and superb business judgment, and he has been a major contributor to our growth and success. Among his many notable achievements are the improvement of Dollar Tree customer satisfaction and shopping experience and the integration of our Canadian stores.”
Mr. Philbin holds a bachelor's degree from Miami University and received an MBA from Xavier University. After a thirty year career in the retail grocery industry where he held senior-level positions in both merchandising and operations, Gary joined Dollar Tree as Senior Vice President of Stores in December of 2001. He was promoted to Chief Operating Officer in March 2007.
“I am extremely excited about the opportunities before us,” Sasser said. “We have a concept that customers love, a vision of where we want to go, and the people, infrastructure, and capital to take us there. Gary will provide experienced leadership as we continue with the profitable expansion of our business.”
Dollar Tree, a Fortune 500 Company, operated 4,763 stores in 48 states and 5 Canadian Provinces as of May 4, 2013, with total retail selling square footage of 41.2 million. To learn more about the Company, visit www.DollarTree.com.
A WARNING ABOUT FORWARD‑LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding our infrastructure and future profit and growth. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:        Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
    www.DollarTree.com